Exhibit 10.1
THIRD AMENDMENT TO LOAN AND SECURITY
AGREEMENT
This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into effective as of April 28, 2023, by and among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership (together with its successors and assigns, “Innovatus”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time (each a “Lender” and collectively, “Lenders”), and EXAGEN INC., a Delaware corporation (f/k/a EXAGEN DIAGNOSTICS, INC.) (“Borrower”).
RECITALS
A.    Collateral Agent, Lenders, and Borrower have entered into that certain Loan and Security Agreement dated as of September 7, 2017 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Collateral Agent and Lenders amend the Loan Agreement as more fully set forth herein.
D.    Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.
2.    Amendments.
2.1    Section 2.2(d) (Permitted Prepayment of Term Loan). Section 2.2(d) of the Loan Agreement is amended and restated as follows:
(d) Permitted Prepayment of Term Loan. From and after the first anniversary of the Effective Date, Borrower shall have the option to prepay all or part of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least five (5) days prior to such prepayment, (ii) in the event of a partial prepayment, prepays such part of the Term Loan in a denomination that is a whole number multiple of Five Million Dollars ($5,000,000.00), and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of the Term Loan being prepaid plus all accrued and unpaid interest thereon through the prepayment date, (B) the applicable Final Fee with respect to the portion of the Term Loan being prepaid, (C) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts pursuant to the terms of this Agreement, and (D) the applicable Prepayment Fee with respect to the portion of the Term Loan being prepaid. For the sake of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under the Term Loan, and shall be applied on a pro-rata basis to all remaining payments outstanding in inverse order of maturity. Notwithstanding the foregoing, on April 28, 2023, Borrower shall make a prepayment of principal in the amount of Ten Million Dollars ($10,000,000.00), along with other applicable payments; provided, however, the Prepayment Fee with respect to such principal amount prepaid on April 28, 2023 only is hereby waived; provided, further that the Final Fee with respect to such principal amount being prepaid will become due and payable on the earliest of (i) Maturity Date, (ii) the prepayment of all of the outstanding Term Loans pursuant to Section 2.2(c) or Section 2.2(d), or (iii) the acceleration of any Term Loan following the occurrence of an Event of Default.
2.2    Section 2.3 (Payment of Interest on the Term Loan).
(a)    Section 2.3(a) of the Loan Agreement is amended and restated as follows:
(a)    Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to the Basic Rate, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e); provided that one and half percent (1.50%) of such Basic Rate shall be payable in-kind by adding an amount equal to one and half percent (1.50%) interest to the then outstanding principal balance on a monthly basis until the Amortization Date so as to increase the outstanding principal balance of the Term Loan on each Payment Date and which amount shall be payable when the principal amount of the applicable Term Loan is payable in accordance with Sections 2.2(b) and 2.3(e) and on which principal amount interest shall be owed pursuant to Section 2.3(a).
Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.
(b)    Section 2.3(b) of the Loan Agreement is amended and restated as follows:
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)    The following Section 2.3(f) is hereby added to the Loan Agreement:
(f)    Changes in Prime Rate. In the event the Prime Rate is changed from time to time hereafter and because of any such change the Basic Rate changes (in accordance with its definition), the Basic Rate shall be increased or decreased, effective as of the day of such change in the Prime Rate.
2.3    Section 6.15 (Performance to Plan). Section 6.15 of the Loan Agreement is hereby amended and restated as follows:
6.15    Performance to Plan. (a) Borrower shall achieve the following:
(i)    as tested on the last day of each of the first four quarters commencing with the quarter ending June 30, 2023, minimum trailing twelve (12) month revenue under GAAP of greater than eighty-five percent (85%) of the projected revenue under GAAP for the same 12-month period as set forth on Annex Q attached to this Agreement (the “Management Plan”);
(ii)    as tested on the last day of each of the first four quarters commencing with the quarter ending June 30, 2024, minimum trailing twelve (12) month revenue under GAAP of greater than eighty-two and one-half percent (82.5%) of the projected revenue under GAAP for the same 12-month period as set forth in the Management Plan;
(iii)    as tested on the last day of each of the first four quarters commencing with the quarter ending June 30, 2025, minimum trailing twelve (12) month revenue under GAAP of greater than eighty percent (80%) of the projected revenue under GAAP for the same 12-month period as set forth in the Management Plan; and
(iv)    as tested on the last day of each quarter commencing with the quarter ending June 30, 2026, minimum trailing twelve (12) month revenue under GAAP of greater than seventy five percent (75%) of the projected revenue under GAAP for the same 12-month period as set forth in the Management Plan.
(b)    Notwithstanding anything herein to the contrary, Borrower shall not be obligated to comply with the provisions of Section 6.15(a) during any fiscal quarter if, Borrower shall maintain, at all times during such quarter, a minimum aggregate cash balance equal to fifty percent (50%) of the aggregate principal amount of Term Loans (funded pursuant to this Agreement and excluding, for the avoidance of doubt, any interest paid-in-kind and capitalized to the principal amount of the Term Loans) in Collateral Accounts maintained in the United States and subject to Control Agreements in favor of Collateral Agent.
(c)    Notwithstanding anything herein to the contrary, Borrower shall not be obligated to comply with the provisions of this Section 6.15 during any fiscal quarter if (i) Borrower’s actual trailing twelve (12) month revenue under GAAP for the 12-month period ended on the last day of the immediately preceding quarter was at least One Hundred Million Dollars ($100,000,000.00) and (ii) Borrower has been cash flow positive for its two most recently completed fiscal quarters.
2.4    Section 8.2(a). Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:
(a)    Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.11 (Minimum Liquidity), 6.15 (Performance to Plan) or Borrower violates any provision in Section 7; provided, however, in the event that the Borrower fails to comply with the requirements of the performance covenant set forth in Section 6.15, Borrower may cure such breach by, (i) no later than thirty (30) days after the occurrence of the breach of the financial covenant submitting a new Board approved financial plan to Collateral Agent under which Borrower is expected to break even on a cash flow basis prior to Maturity Date (which financial plan must be acceptable to Collateral Agent in its sole discretion) and pay all of its Obligations under the Loan Documents (including, without limitation, all payments of interest and principal), and (ii) no later than thirty (30) days after the submission of such financial plan to Collateral Agent, raising such amount of capital from the sale and issuance of its equity securities as required per the new financial plan; provided, that upon such cure the parties shall amend the covenant in Section 6.15 in accordance with the new financial plan which amendment must be reasonably acceptable to the Borrower and Collateral Agent and shall, among other things, require Borrower to achieve One Hundred percent (100.00%) of the revenue projections (i.e., revenue projections are not subject to a discount) set forth in the new financial plan, unless otherwise agreed by the Collateral Agent in its reasonable discretion; or
2.5    Section 13 (Definitions) “Permitted Indebtedness”. Clause (f) of the definition of “Permitted Indebtedness” in Section 13 of the Loan Agreement is hereby amended and restated as follows:
(f) Indebtedness consisting of capitalized lease obligations, equipment financings, finance lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Three Hundred Thirty Two Thousand Dollars ($2,332,000.00) at any time, the aggregate amount of such Indebtedness consisting of capital lease obligations does not exceed One Million Dollars ($1,000,000.00) at any given time and the aggregate amount of such Indebtedness consisting of finance lease obligations does not excess One Million Three Hundred Thirty Two Thousand Dollars ($1,332,000.00) at any given time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
2.6    Section 13 (Definitions). The following terms and their definition are added to or amended and restated in Section 13 of the Loan Agreement as follows:
“Amortization Date” is April 1, 2026.
“Basic Rate” “is with respect to each Term Loan, the floating per annum rate of interest (based on a year of three hundred sixty five (365) days) equal to the sum of (a) the greater of (i) Prime Rate, subject to Section 2.3(f), or (ii) eight percent (8.00%), plus (b) two percent (2.00%).
“Maturity Date” is December 31, 2026.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.
2.7    Annex Q (Management Plan) to the Loan Agreement is replaced with Annex Q attached hereto.
2.8    Annex X (Loan Interest Rate and Payment of Principal Schedule) to the Loan Agreement is replaced with Annex X attached hereto.
3.    Limitation of Agreement.
3.1    This Agreement is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent and Lenders may now have or may have in the future under or in connection with any Loan Document.
3.2    This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.
4.    Representations and Warranties. Borrower represents and warrants to Collateral Agent and Lenders as follows:
4.1    (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date) and (b) no Event of Default has occurred and is continuing. To the best of Borrower’s knowledge, no event has occurred and no condition exists that with the passage of time could result in an Event of Default;
4.2    Without limiting the foregoing, Borrower (i) has delivered to the Collateral Agent Borrower’s most recent projections or forecasts, (ii) reaffirms the accuracy of the projections or forecasts delivered pursuant to sub-clause (i) and (iii) is not aware of any fact or facts which, taken together, are reasonably likely to cause Borrower’s actual financial results to, within six months, deviate materially and adversely from the projections or forecasts delivered pursuant to sub-clause (i).
4.3    Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement;
4.4    The organizational documents of Borrower delivered to Collateral Agent and

Lenders on the Effective Date or subsequent thereto remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.5    The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement have been duly authorized by all necessary action on the part of Borrower;
4.6    The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.7    The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
4.8    This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.    Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.
6.    Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
7.    Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
8.    Conditions to Effectiveness. This Agreement shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders, in form and substance reasonably satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
8.1    this Agreement duly executed by each party hereto; and
8.2    receipt by Collateral Agent and Lenders of the prepayment to be made on April 28, 2023, as set forth in Section 2.2(d) as amended hereby.
9.    Release. The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.
10.    Miscellaneous.
10.1    This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.
10.2    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
11.    Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
BORROWER:
EXAGEN INC.
By: /s/ John Aballi
Name: John Aballi
Title: President and CEO
COLLATERAL AGENT AND LENDER:
INNOVATUS LIFE SCIENCES LENDING FUND I, LP
By: Innovatus Life Sciences GP, LP
Its: General Partner
By: /s/ Andrew Dym
Name: Andrew Dym
Title: Authorized Signatory